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                                  EXHIBIT 23.1



                          INDEPENDENT AUDITOR'S CONSENT


We consent to the use in this Registration Statement of HiEnergy Technologies, Inc. and subsidiaries on Form SB-2 of our report, dated June 5, 2002, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern appearing in the Prospectus, which is part of the Registration Statement, and of our report dated June 5, 2002 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

 We also consent to the reference to our Firm under the caption "Interest of Experts and Counsel" in the Prospectus.

/s/  SINGER  LEWAK  GREENBAUM  &  GOLDSTEIN  LLP

SINGER  LEWAK  GREENBAUM  &  GOLDSTEIN  LLP

Los  Angeles,  California
November  6,  2002






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